Exhibit 99.3

News Release

FOR IMMEDIATE RELEASE June 18, 2008

Fifth Third Bancorp Announces Offering of Convertible Preferred Stock

Cincinnati—

Fifth Third Bancorp today announced that it intends to sell, subject to market and other conditions, $1 billion of depositary shares, each of which represents a 1/250th interest in shares of its convertible preferred stock, pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission. Fifth Third also expects to grant the underwriters an option to purchase up to an additional $150 million of depositary shares solely to cover over-allotments, if any.

The convertible preferred stock will have a liquidation preference of $25,000 per share (equivalent to $100 per depositary share), and will be convertible into the common stock of Fifth Third Bancorp.

The net proceeds of the offering will be used for general corporate purposes.

Goldman, Sachs & Co. is the sole structuring coordinator and a joint bookrunner of the offering. Credit Suisse Securities (USA) LLC and Merrill Lynch & Co. are also acting as joint bookrunners of the offering. Fifth Third Securities, Inc. will act as a co-manager in the offering.

Fifth Third Bancorp has filed a registration statement (including prospectus) with the SEC for the securities offerings discussed in this communication. Before you would invest in such securities, you should read the prospectus in that registration statement, the related preliminary prospectus supplements and other documents that Fifth Third Bancorp has filed with the SEC for more complete information about Fifth Third Bancorp and these offerings. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Fifth Third Bancorp, the underwriter or any dealer participating in the offerings will arrange to send you the relevant prospectus and prospectus supplements if you request it by contacting Goldman, Sachs & Co., Attn: Prospectus Department, 85 Broad Street, New York, New York 10004, via fax at 212-902-9316 or via e-mail at prospectus-ny@ny.email.gs.com; Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010, 1-800-221-1037; or Merrill Lynch & Co., Attention: Prospectus Department, 4 World Financial Center, New York, New York, 10080, 212-449-1000.